Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kevin P. Bagby

Vice President and CFO

330/856-2443

STONERIDGE REPORTS IMPROVED FIRST-QUARTER 2004 RESULTS

— Net income up 33% on net sales increase of 10% —

WARREN, Ohio – April 22, 2004 – Stoneridge, Inc. (NYSE: SRI) today announced increases in net sales to $176.0 million and net income to $9.2 million, or $0.40 per diluted share, for the first quarter ended March 31, 2004.

Net sales for the first quarter of 2004 increased 10.3 percent to $176.0 million, compared with $159.6 million for the first quarter of 2003. The increase in sales was primarily due to increased orders in the Company’s commercial vehicle businesses and, to a lesser extent, favorable foreign currency translation.

Net income for the first quarter was $9.2 million, or $0.40 per diluted share, an increase of 32.5 percent compared with $7.0 million, or $0.31 per diluted share, for the first quarter of 2003.

“The strength of Stoneridge’s business model, to serve diverse customers and markets, was apparent in our first-quarter results. The increases in net income and diluted earnings per share reflect our participation in the commercial vehicle market recovery as well as benefits from debt reduction,” said D.M. Draime, chairman and interim chief executive officer.

Outlook

Based on the current industry outlook, Stoneridge anticipates second-quarter 2004 net income to be in the range of $0.35 to $0.40 per diluted share, compared with $0.28 per diluted share for last year’s second quarter. For the full year 2004, Stoneridge expects net income to be in the range of $1.10 to $1.20 per diluted share, compared with $0.94 per diluted share for 2003.

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Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding first-quarter 2004 results can be accessed at 11 a.m. Eastern time on April 22, 2004, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2003 were approximately $607 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

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Stoneridge, Inc.

Condensed Consolidated Operating Results

(In thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Net Sales	$176,023	$159,559
Operating Income	19,755	17,056
Income Before Income Taxes	13,779	10,583
Provision for Income Taxes	4,561	3,628
Net Income	$9,218	$6,955

Basic Net Income Per Share	$0.41	$0.31
Basic Weighted Average Shares Outstanding	22,572	22,402

Diluted Net Income Per Share	$0.40	$0.31
Diluted Weighted Average Shares Outstanding	22,795	22,600

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Stoneridge, Inc.

Condensed Balance Sheet Items

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(Audited)
Current Assets	$215,687	$179,626
Property, Plant and Equipment, net	112,381	116,262
Goodwill, net	255,292	255,292
Total Assets	611,873	579,667
Current Liabilities	128,395	108,580
Non-Current Portion of Term Debt	200,152	200,245
Total Liabilities	358,599	336,261
Shareholders’ Equity	253,274	243,406

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